EXHIBIT 99.4

                                      LEASE
                                      -----


THIS LEASE IS EXECUTED ON June 1, 1992 between JAMES S. NEWMAN AND HELEN M. NEWMAN, his wife, called landlord, and Bank of Amador, called Tenant, without regard to gender or number.

1. DESCRIPTION: Landlord hereby leases to Tenant and Tenant hires from Landlord those certain premises described as follows:

     Land at southwest end of parking lot, for banking purposes, with facilities furnished by the bank.

     Included in lease Landlord agrees to furnish water, septic tank, leach line, sign space on electric outdoor sign, snow removal and use of parking lot for customers of tenant.

2.   TERM: The term of this Lease shall be for a period of 60 months.

     Tenant shall pay landlord during lease term fixed rent at the rate of $425.00 per month for 24 months.

     The next 36 months the fixed rent payable at the rate of $500.00 per month. First and last months lease payment in advance. Lease to be with five year option payable at fixed rate of $500.00 per month. Second five year option payable at fixed rate of $600.00 per month.

3. Tenant's Responsibilities: Tenant shall at Tenant's expense install improvements and additions. Tenant shall pay maintenance fee of $20.00 per month used only for outside maintenance such as snow removal, lot sweeping and septic tank pumping.

4. Use: Tenant shall promptly comply with all laws, ordinances, orders and regulations affecting the premises and their cleanliness, safety, occupation and use.

     At all times Tenant shall keep the premises, the walkway adjacent to the premises, and any loading platform or service areas, whether or not such use be exclusive, clean and free from rubbish and dirt. Tenant shall store within the premises all trash and garbage and arrange for the regular pick-up of trash and garbage at Tenant's expense. Tenant shall not burn trash or garbage of any kind in or about the premises of shopping center.

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5.   Utilities. Tenant shall pay all charges for electricity, gas, heat, air cooling, telephone, and other utility services used on the premises during lease term.

6. Repairs, Alterations and Improvements. Landlord shall have the right to post and maintain on the premises such notices of non-responsibility as are provided for under the mechanics' lien law of California.

7.   Exculpatory Clauses.
     -------------------

     a. Landlord shall not be liable to Tenant or to any other person whatsoever for any damage occasioned by plumbing, gas, water, steam, sprinkler, or other pipe and sewage system, or by the bursting, running, or leaking of any tank, washstand, closet, or water or other pipes, in or about the premises of the building of which they are a part.

     b. Tenant agrees to indemnify and save Landlord harmless from and against any and all claims arising from any act, omission, or negligence of Tenant, or its contractors, licensees, agents, servants, or employees, or arising from any accident, injury, or damage whatsoever caused to any person or property occurring in, on, or about the premises or any part of them, the sidewalks adjoining the premises, and any loading dock used exclusively by Tenant, and from and against all costs, expenses, and liabilities incurred in, or in connection with, any such claim or proceeding brought thereon.

8. Condemnation. If title to all of the premises is taken for any public or quasi-public use under any statute, or by right of eminent domain, or by private purchase in lieu of eminent domain, or if title to so much of the premises is so taken that a reasonable amount of reconstruction of the premises will not result in the premises being a practical improvement and reasonably suitable for Tenant's continued occupancy for the uses and purposes for which the premises are leased, then, and in either event, this lease shall terminate on the date that possession of the premises or part of the premises is taken.

9. Insurance. During the lease term, Tenant shall, at its own expense, maintain in full force a policy or policies of comprehensive liability insurance, including property damage, written by one or more responsible insurance companies licensed to do business in California, that will insure Tenant and Landlord (and such other persons, firms, or corporations as are designated by Landlord) against liability for injury to persons and property and for death of any person or persons occurring in or about the

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     premises. Each such policy shall be subject to approval by Landlord as to form and as to insurance company. The liability under such insurance shall not be less than $ 300,000.00 for any one person injured or killed, not less than $ 100,000.00 for any one accident, and not less than $ 50,000.00 for property damage. If, in the considered opinion of Landlord's insurance advisor, the amount of such coverage is not adequate. Tenant shall increase the coverage to such amounts as Landlord's advisor shall deem adequate. Tenant shall also maintain and keep in force plate glass insurance coverage on all exterior plate glass in the premises. Tenant shall provide Landlord with copies or certificates of all policies, including in each instance an endorsement providing that such insurance shall not be canceled except after thirty (30) days' notice to Landlord.

10. Taxes. Tenant shall pay before delinquency any and all taxes, assessments, license fees, and public charges levied, assessed, or imposed and which become payable during the lease term upon Tenant's fixtures, furniture, appliances, and personal property installed or located in the premises.

11.  Remedies.
     --------

     a. If (i) Tenant's interest, or any part of his interest, in this lease be assigned or transferred, either voluntarily or by operation of law, except with Landlord's consent, or (ii) a voluntary or involuntary petition in bankruptcy, or for reorganization, or for any arrangement, be filed by or against Tenant, or any member of Tenant if Tenant be a partnership or joint venture, or if Tenant be adjudicated bankrupt or insolvent, or if a receiver be appointed of the business or of the assets of Tenant, except a receiver appointed at the instance or request of Landlord, or if Tenant make a general assignment, or any assignment for the benefit of his creditors, or (iii) Tenant, after notice, fails to remedy any default (aa) in the payment of any sum due under this lease for 30 days or (bb) in the keeping of any other term, covenant, or condition of this lease with all reasonable dispatch, not exceeding 30 days, then, in addition to any other remedy Landlord may have by operation of law, Landlord shall have the right without any further demand or notice, to reenter the premises and eject all persons from the premises, using all necessary force to do so, and declare this lease at an end, in which event Tenant shall immediately pay Landlord a sum of money equal to the amount, if any, by which the then cash value of the rent reserved under this lease for the balance of the lease term exceeds the then cash reasonable rental value of the premises for the balance of the lease term.

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     b.   In the event that Landlord should bring suit for the possession of the premises, for the recovery of any sum due under, or because of the breach of, any covenant in this lease, or for any other relief against Tenant, declaratory or otherwise, or should Tenant bring any relief against Landlord, declaratory or otherwise, arising out of this lease, and Landlord should prevail in any such suit, Tenant shall pay Landlord a reasonable attorney's fee, which shall be deemed to have accrued on the commencement of such action and shall be enforceable whether or not such action is prosecuted to judgment.

     c. In the event of Tenant's breach of any covenant in this lease, Landlord may at any time, without notice, cure such breach for the account and at the expense of Tenant. If Landlord at any time, by reason of such breach, is compelled to pay, or elects to pay, any sum of money or to do any such act that will require the payment of any sum of money, or is compelled to incur any expense, including reasonable attorney's fees, in instituting, prosecuting or defending any actions or proceedings to enforce Landlord's rights under this lease or otherwise, the sum of sums so paid by Landlord, with all interest, costs, and damages, shall be deemed to be additional rent under this lease and shall be due from Tenant to Landlord on the first day of the month following the incurring of such expenses.

12.  Holding Over and Surrender.
     --------------------------

     a. If Tenant should remain in possession of the premises after the expiration of the lease term and without executing a new lease, then such holding over shall be construed as a tenancy from month to month, subject to all the conditions, provisions, and obligations of this lease insofar as the same are applicable to a month-to-month tenancy.

     b. On the last day or soon termination of the lease term, Tenant shall quit and surrender the premises, including removal of any excess concrete pads or sidewalks used in operation of business. Tenant shall ascertain from Landlord within 30 days before the end of the lease term whether Landlord desires to have the premises restored to their condition when the premises were delivered to Tenant, and if Landlord shall so desire, then Tenant shall restore the premises or such part of the premises before the end of the lease term at Tenant's sole cost and expense. On or before the end of the lease term, Tenant shall remove all its property from the premises, and all property not removed shall be deemed abandoned by Tenant. If the premises be not surrendered at the end of the lease term, Tenant shall indemnify Landlord against loss or liability resulting from delay by Tenant in surrendering the premises, including, without limitation, any claims made by any succeeding tenant founded on the delay.

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13.  Effect of Landlord's Conveyance. If, during the term of this lease,
     Landlord shall sell its interest in the shopping center, or the premises, then from and after the effective date of the sale, Landlord shall be released and discharged from any and all obligations and responsibilities under this lease except those already accrued.

14. Arbitration. Any question, dispute, controversy, or misunderstanding arising under or in connection with this lease, other than disputes with respect to the payment of rent, taxes, or to keep the premises insured, shall be determined in accordance with the California Arbitration Statute (C.C.P. paragraph 1280 et seq).

15. Conditional Limitations. Each term and each provision of this lease performable by Tenant shall be construed to be both a covenant and a condition.

16. Waiver. One or more waivers by Landlord of any covenant or condition shall not be construed as a waiver of a subsequent breach of the same or any other covenant or condition. Landlord's consent to or approval of any act by Tenant requiring Landlord's consent or approval shall not be deemed to waive or render unnecessary Landlord's consent to or approval of any subsequent similar act by Tenant.

17. Notices. All notices, statement, demands, requests, consents, approvals, authorizations, offers, agreements, appointments, or designations under this lease by either party to the other shall be in writing and shall be sufficiently given and served upon the party, if sent by certified mail, return receipt requested, postage prepaid, and addressed as follows:

     To Tenant, addressed to the last known post office address of Tenant or the premises;

     To Landlord, at Pioneer, California, or to such other place as Landlord may from time to time designate by notice to Tenant.

MISCELLANEOUS PROVISIONS:
------------------------

18. Whenever the singular number is used in this lease and when required by the context, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders, and the word "Person" shall include corporation, firm, or association. If there be more than one Tenant, the obligations imposed under this lease upon Tenant shall be joint and several.

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19.  This instrument contains all of the agreements and conditions made between the parties to this lease and may not be modified orally or in any other manner than by an agreement in writing signed by all the parties to this lease or their respective successors in interest.

20.  Time is of the essence of each term and provision of this lease.

21. The terms and provisions of this lease shall be binding upon and insures to the benefit of the heirs, executors, administrators, successors, and assigns of Landlord and Tenant.

               Signed the date and year first hereinabove written.

LANDLORD:                                   TENANT:
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                                            BANK OF AMADOR


/s/ JAMES B. NEWMAN                5-5-92   /s/ HOLLY SWIFT
--------------------------------            ------------------------------------
James B. Newman                             Holly Swift


/s/ HELEN M. NEWMAN               5-5-92
--------------------------------            ------------------------------------
Helen M. Newman


                            ADDENDUM TO LEASE BETWEEN
                 JAMES B. NEWMAN AND HELEN M. NEWMAN AS LESSORS
                          AND BANK OF AMADOR AS LESSEE
                               DATED JUNE 1, 1987

Assignment and Subletting. Lessee may assign this lease or sublet all or any portion of said premises without the prior written consent of Lessors at any time during the term of this lease. All other terms and conditions of lease shall remain the same.

Lessors:                                    Lessee:

                                            BANK OF AMADOR


/s/ JAMES B. NEWMAN                         /s/ HOLLY SWIFT
------------------------------------        ------------------------------------
James B. Newman                             Holly Swift


/s/ HELEN M. NEWMAN
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Helen M. Newman